EXHIBIT 99.1

Company Contact:
James S. Scully Chief Financial Officer (212) 209-8040

Investor Contact:
Allison Malkin/Chad Jacobs/Joe Teklits
Integrated Corporate Relations
(203) 682-8200

J. CREW GROUP, INC. ANNOUNCES SECOND QUARTER FISCAL 2008 RESULTS

Second Quarter Revenues Rise 10% to $336.3 million

Revises Guidance for Fiscal 2008

New York, NY – August 26, 2008 – J. Crew Group, Inc. [NYSE:JCG] today announced financial results for the three months (second quarter) and six months (first six months) ended August 2, 2008.

Second Quarter highlights:

•

Revenues increased 10% to $336.3 million. Store sales (Retail and Factory) increased 10% to $242.3 million, with comparable store sales decreasing 0.4%. Comparable store sales increased 6% in the second quarter of fiscal 2007. Direct sales (Internet and Phone) rose by 12% to $83.2 million. Direct sales increased 19% in the second quarter of fiscal 2007.

•	Gross margin decreased to 41.0% of revenues from 43.7% of revenues in the second quarter of fiscal 2007.

•

Operating income decreased 15% to $31.5 million, or 9.4% of revenues, compared to $37.1 million, or 12.2% of revenues, in the second quarter of fiscal 2007. Operating income in the second quarter of fiscal 2008 includes approximately $3.0 million of unanticipated costs related to our Direct channel systems upgrades.

•	Net income was $18.1 million, or $0.28 per diluted share, compared to a net income of $20.6 million, or $0.32 per diluted share, in the second quarter of fiscal 2007.

Millard Drexler, J. Crew’s Chairman and CEO stated: “We are pleased with the fundamentals of our business and how we are positioned in this very challenging environment. That said, we are clearly disappointed by the impact that the transition to our new systems had on our business. We view this as a short term and temporary issue in continuing to build our long term success.”

First Six Months highlights:

•

Revenues increased 12% to $676.9 million. Store sales (Retail and Factory) increased 12% to $471.4 million, with comparable store sales increasing 1%. Comparable store sales increased 7% in the first six months of fiscal 2007. Direct sales (Internet and Phone) rose by 14% to $184.1 million. Direct sales increased 25% in the first six months of fiscal 2007.

•	Gross margin decreased to 44.0% of revenues from 45.1% of revenues in the first six months of fiscal 2007.

•	Operating income increased 4% to $84.6 million, or 12.5% of revenues, compared to $81.5 million, or 13.5% of revenues, in the first six months of fiscal 2007.

•	Net income was $48.6 million, or $0.76 per diluted share, compared to a net income of $45.3 million, or $0.71 per diluted share, in the first six months of fiscal 2007.

Balance Sheet highlights as of August 2, 2008:

•

Cash and cash equivalents were $113.4 million at the end of the second quarter and include the impact of income taxes paid of $61.0 million and voluntary principal payments of debt of $75.0 million during the last 12 months.

•

Inventories at the end of the quarter were $197.8 million, reflecting the impact of 38 net stores opened since the second quarter of fiscal 2007 and 16 stores opened since the end of fiscal 2007. Inventory levels were also impacted by our Direct channel systems upgrade.

Guidance

Based upon the disruption to our Direct business, as well as the continued softness in our Stores business due to the macro economic environment, we are revising our guidance for fiscal 2008. The Direct systems upgrades impacted our Direct sales trend, limited our ability to leverage our multi-channel platform and resulted in incremental expenses. The Company is also introducing guidance for the third quarter of fiscal 2008. The Company currently expects third quarter diluted earnings per share in the range of $0.28 to $0.33. For fiscal 2008, the Company currently expects diluted earnings per share in the range of $1.44 to $1.54, as compared to its previous guidance range of $1.70 to $1.75 and fiscal 2007 diluted earnings per share of $1.52. The Company’s revised expectations for the second half of fiscal 2008 include comparable store sales growth in the range of flat to slightly negative, Direct sales growth in the high single-digits and net square footage expansion of approximately 10% to 11%.

Conference Call Information

A conference call to discuss second quarter results is scheduled for today, August 26, 2008, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until September 2, 2008 and can be accessed by dialing (877) 660-6853 and entering account number 3055 and conference ID number 294898.

About J. Crew Group, Inc.

J. Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s and men’s apparel, shoes and accessories. As of August 26, 2008, the Company operates 212 retail stores (including 4 crewcuts and 10 Madewell stores), the J. Crew catalog business, jcrew.com, and 68 factory outlet stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, our ability to compete with other retailers, the performance of the Company’s products within the prevailing retail environment, our strategy and expansion plans, systems upgrades, reliance on key personnel, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J. Crew Group, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except percentages and per share amounts)	Three Months Ended August 2, 2008	Three Months Ended August 4, 2007	Six Months Ended August 2, 2008	Six Months Ended August 4, 2007
Net sales
Stores	$242,280	$219,586	$471,389	$420,595
Direct	83,213	74,538	184,146	161,108

	325,493	294,124	655,535	581,703
Other	10,782	10,607	21,318	20,340

Total Revenues	336,275	304,731	676,853	602,043

Costs of goods sold, buying and occupancy costs	198,543	171,554	379,234	330,303

Gross Profit	137,732	133,177	297,619	271,740
As a percent of revenues	41.0%	43.7%	44.0%	45.1%

Selling, general administrative expenses	106,199	96,054	213,040	190,244
As a percent of revenues	31.6%	31.5%	31.5%	31.6%

Operating income	31,533	37,123	84,579	81,496
As a percent of revenues	9.4%	12.2%	12.5%	13.5%

Interest expense, net	1,430	2,858	3,800	6,300

Income before income taxes	30,103	34,265	80,779	75,196

Provision for income taxes	11,980	13,630	32,155	29,912

Net income	$18,123	$20,635	$48,624	$45,284

Income per share:
Basic	$0.29	$0.34	$0.79	$0.75
Diluted	$0.28	$0.32	$0.76	$0.71

Weighted average shares outstanding:
Basic	61,693	60,316	61,443	60,024
Diluted	64,346	63,806	64,171	63,698

Exhibit (2)

J. Crew Group, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	August 2, 2008	February 2, 2008	August 4, 2007
Assets
Current assets:
Cash and cash equivalents	$113,438	$131,510	$119,672
Inventories	197,833	158,525	158,560
Prepaid expenses and other current assets	39,086	33,293	44,033
Prepaid income taxes	12,025	1,194	—
Refundable income taxes	8,600	8,600	8,600

Total current assets	370,982	333,122	330,865

Property and equipment, net	183,892	168,292	138,031

Other assets	32,798	34,182	31,248

Total assets	$587,672	$535,596	$500,144

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$117,009	$101,277	$92,350
Other current liabilities	75,994	93,796	71,579
Income taxes payable	—	—	7,756

Total current liabilities	193,003	195,073	171,685

Long-term debt	100,000	125,000	175,000

Deferred credits	73,484	67,600	67,159

Other liabilities	7,829	7,601	6,603

Stockholders’ equity	213,356	140,322	79,697

Total liabilities and stockholders’ equity	$587,672	$535,596	$500,144

Exhibit (3)

Actual and Projected Store Count and Square Footage

Fiscal 2008
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter (Actual)	260	7	0	267
2nd Quarter (Actual)	267	9	0	276
3rd Quarter (Projected)	276	13	0	289
4th Quarter (Projected)	289	13	2	300

Fiscal 2008

Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter (Actual)	1,688,016	38,685	(2,261)	1,724,440
2nd Quarter (Actual)	1,724,440	41,949	(7,899)	1,758,490
3rd Quarter (Projected)	1,758,490	56,424	(4,304)	1,810,610
4th Quarter (Projected)	1,810,610	65,780	(12,181)	1,864,209